Exhibit 99.1

VistaGen Announces Nasdaq Listing and Pricing of $10.0 Million Public Offering

- Company Uplisting to NASDAQ Capital Market Under New Ticker “VTGN” Effective
May 11, 2016 -

South San Francisco, CA (May 10, 2016) – VistaGen Therapeutics, Inc. (OTCQB: VSTA) (VistaGen or the Company), a clinical-stage biopharmaceutical company dedicated to developing and commercializing innovative product candidates for patients with diseases and disorders involving the central nervous system (CNS), today announced its common stock will begin trading on The NASDAQ Capital Market under the symbol ‘‘VTGN” on May 11, 2016.  The Company also announced the pricing of its public offering of 2,352,942 shares of common stock and warrants to purchase up to 2,352,942 shares of common stock, at a combined price to the public of $4.25 for aggregate gross proceeds of approximately $10.0 million.  The warrants will have an exercise price of $5.30, are exercisable immediately, and will have a term of five years. VistaGen has granted the underwriters a 45-day option to purchase up to 352,942 additional shares of common stock and/or warrants to purchase up to 352,942 additional shares to cover over-allotments, if any.

In connection with its new listing on The NASDAQ Capital Market, VistaGen’s common stock will cease trading on the OTCQB.

VistaGen intends to use the net proceeds from this offering to fund research and development, including the Phase 2 clinical development of its oral prodrug, AV-101, initially for the adjunctive treatment of major depressive disorder (MDD) in patients with an inadequate response to standard antidepressants, as well as other general capital needs.

The offering is expected to close on May 16, 2016, subject to customary closing conditions.

Chardan Capital Markets, LLC and WallachBeth Capital, LLC are acting as joint book running managers for the offering.

A registration statement on Form S-1 relating to the shares and warrants was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from the offices of Chardan Capital Markets, LLC, 17 State Street, Suite 1600, New York, NY 10004, telephone: (646) 465-9000 or email prospectus@chardancm.com  or Wallachbeth Capital, LLC, 100 Wall Street, Suite 6600, New York, NY 10005, telephone: 646-998-7605 or cap-mkts@wallachbeth.com, or the above-referenced SEC website.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About AV-101
AV-101 (L-4-chlorokyurenine or 4-CI-KYN) is an orally-available prodrug candidate, currently in Phase 2 development, initially for the adjunctive treatment of MDD in patients with an inadequate response to standard antidepressants. AV-101 has broad potential utility in other diseases and disorders involving the CNS, including chronic neuropathic pain and epilepsy and neurodegenerative diseases, such as Parkinson’s disease and Huntington’s disease. After crossing the blood-brain barrier and reaching brain astrocytes, AV-101 is rapidly and enzymatically converted into 7-chlorokynurenic acid (7-Cl-KYNA), a well-characterized, potent and selective antagonist of N-methyl-D-aspartate (NMDA) receptors, acting by blocking the glycine-binding co-agonist site of the NMDA receptor.

About VistaGen
VistaGen Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to developing and commercializing innovative product candidates for patients with diseases and disorders involving the CNS. Our lead product candidate, AV-101, is a next generation, orally available prodrug in Phase 2 development, initially for the adjunctive treatment of MDD in patients with an inadequate response to standard antidepressants. AV-101 is currently being evaluated in an ongoing Phase 2a clinical study being conducted by Principal Investigator, Dr. Carlos Zarate, Chief, Section on the Neurobiology and Treatment of Mood Disorders and Chief of Experimental Therapeutics and Pathophysiology Branch at the National Institute of Mental Health, and Clinical Professor of Psychiatry and Behavioral Sciences, at The George Washington University and fully funded by the U.S. National Institutes of Mental Health.

For more information, please visit www.vistagen.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to the closing of the offering, VistaGen’s successful Phase 2 clinical development of AV-101 for the treatment of MDD and other CNS diseases and disorders, protection of its intellectual property, and the availability of substantial additional capital to support its operations, including the development activities described above. These and other risks and uncertainties are identified and described in more detail in VistaGen’s filings with the Securities and Exchange Commission (SEC). These filings are available on the SEC’s website at www.sec.gov. VistaGen undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Contact
Jenene Thomas
Jenene Thomas Communications, LLC
Phone: +1 (908) 938-1475
Email: jenene@jenenethomascommunications.com

Source: VistaGen Therapeutics, Inc.

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